Exhibit 99.1

Contacts:

Media: 877.370.4413 or ir@arlingtonasset.com

Investors: Kurt Harrington at 877.370.4413 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Third Quarter 2009 Financial Results

Positive operating cash income

Net income of $42.4 million

Book value of $17.84 per share

ARLINGTON, VA, November 9, 2009 – Arlington Asset Investment Corp. (NYSE: AI) (the Company) today reported net income of $42.4 million for the quarter ended September 30, 2009, or $5.38 per share (diluted), compared to a net loss of $169.0 million, or $22.34 per share (diluted) for the quarter ended September 30, 2008. For the nine months ended September 30, 2009, the Company reported net income of $111.8 million, or $14.28 per share (diluted), compared to a net loss of $149.0 million, or $19.71 per share (diluted) for the nine months ended September 30, 2008. As of September 30, 2009, book value per share was $17.84. The per share data reflect the impact of a 1-for-20 reverse stock split that was effective on October 6, 2009.

Third Quarter Highlights

Net income of $42.4 million for the third quarter of 2009 includes the following:

•	$0.9 million of operating cash income, excluding $2.0 million of non-cash compensation charges;

•	$1.7 million in net investment gains from mortgage-backed securities (MBS) related activities;

•	$4.2 million of net expenses related to income tax provisions and non-recurring activities;

•	$28.0 million of gain from the extinguishment of Trust Preferred securities;

•	$18.0 million in net gain from the sale and change in fair value of shares of FBR Capital Markets Corporation (FBR Capital Markets) common stock.

During the quarter, the Company deployed proceeds from its May 20, 2009 sale of FBR Capital Markets stock primarily to grow its non-agency MBS portfolio. The non-agency MBS portfolio consists primarily of first tranche securities in private label residential mortgage securitizations. At September 30, 2009, the book value of the Company’s unlevered non-agency MBS portfolio was $55.7 million which represented $132.1 million of face value with a weighted average coupon of 5.7% and an average cost of 42% of par. During the third quarter of 2009, the unlevered annualized yield on that portfolio was 20% measured as a percentage of book value.

The Company’s net interest income increased to $3.4 million during the quarter primarily as a result of growth in our non-agency MBS portfolio. In addition, the Company’s ongoing overhead expenses were reduced by $1 million compared to the second quarter of 2009. During the quarter, the levered agency MBS portfolio of $118.1 million was structured with the intent to significantly reduce bond price risk.

Subsequent to September 30, 2009, additional capital was deployed to the Company’s non-agency MBS portfolio, including a portion of the proceeds from the Company’s October 28, 2009 sale of FBR Capital Markets stock. At November 6, 2009, the book value of the Company’s non-agency portfolio was approximately $99 million which represented $211 million of face value with a weighted average coupon of 5.7%, an average cost basis of 47% of par, and an expected annualized yield of approximately 20% measured as a percentage of book value.

Corporate Direction

On October 28, 2009, the Company announced the closing on the sale of all of its remaining 14.8 million shares of FBR Capital Markets common stock at $6.00 per share in an underwritten public offering. Proceeds to the Company, after the underwriting discount but before expenses, were $84.1 million. The net price per share after the underwriting discount to the Company was $5.70, which was less than the Company’s carrying value of $5.93 per share at September 30, 2009. As a result, in the fourth quarter of 2009, the Company expects to record a pre-tax book loss of $3.4 million related to the sale of FBR Capital Markets common stock.

With the sale of FBR Capital Markets stock and other actions taken to strengthen the Company’s balance sheet and reduce costs, the Company is positioned to focus all of its capital and resources on its core principal investing strategy and expects to benefit from:

•	Approximately $165 million of investable capital;

•	Low balance sheet leverage of 0.5x total assets as of September 30, 2009;

•	Unlevered non-agency MBS portfolio of $211 million in face value at November 6, 2009, with a cost basis of 47% of par, and expected annualized yield of approximately 20%;

•	Strong liquidity position with $62 million in cash available for future investment at November 6, 2009; and

•	Reduction of $1 million in general overhead expenses compared to the second quarter of 2009 with potential for additional reductions in future quarters.

The Company intends to expand investments that generate attractive current cash returns and have potential for capital appreciation, including primarily the growth of its existing non-agency mortgage securities portfolio. The deployment of capital into investments that offer current income as well as capital appreciation potential positions the Company to utilize its net operating loss carry-forwards and net capital loss carry-forwards, which are currently in excess of $800 million.

“We have completed the major steps to strengthen and monetize the Company’s balance sheet, achieved operational independence, reduced overhead costs and deployed liquidity from recent asset sales primarily in non-agency MBS with attractive cash risk adjusted returns as well as upside potential,” said J. Rock Tonkel, Jr., President and Chief Operating Officer. “We look forward to realizing the Company’s earnings potential for shareholders as we achieve full deployment of our capital along with continued reductions in one time as well as ongoing fixed expenses. We believe our capital is well protected with substantial liquidity and low leverage. Using a selective approach, we continue to capitalize on attractive investment opportunities which we expect to allow us to generate attractive cash returns on invested capital, utilize our tax benefits and offer an opportunity for growth in book value per share going forward.”

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that invests primarily in mortgage-related assets. The Company is headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.arlingtonasset.com.

Statements concerning future performance, plans and steps to position the Company to realize value, and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in mortgage pre-payment speeds, risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, regulatory and market conditions. These and other risks are described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that are available from the Company and from the SEC.

Financial data follows

ARLINGTON ASSET INVESTMENT CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts) (Unaudited)	Quarter Ended September 30,
	2009	2008
REVENUES:
Capital markets	$—	$50,694
Principal investment:
Interest	3,719	23,173
Net investment income (loss)	19,737	(153,110)
Dividends	—	158
Other	—	739

Total revenues (loss)	23,456	(78,346)
Interest expense	310	25,387

Revenues (loss), net of interest expense	23,146	(103,733)

NON-INTEREST EXPENSES:
Compensation and benefits	2,735	61,111
Professional services	878	10,442
Business development	16	5,262
Clearing and brokerage fees	—	3,834
Occupancy and equipment	94	8,282
Communications	100	5,773
Other operating expenses	1,163	6,668

Total non-interest expenses	4,986	101,372

Operating income (loss)	18,160	(205,105)

OTHER INCOME (LOSS):
Loss on subsidiary share transactions	(116)	—
Gain on extinguishment of long-term debt	27,982	4,078
Other loss	(4)	(4)

Income (loss) before income taxes	46,022	(201,031)

Income tax provision (benefit)	3,585	(18,123)

Net income (loss)	42,437	(182,908)
Less: Net loss attributable to the nonconrolling interest of consolidated subsidiary	—	(13,886)

Net income (loss) attributable to Arlington Asset shareholders	$42,437	$(169,022)

Basic earnings (loss) per share attributable to Arlington Asset (1)	$5.51	$(22.34)

Diluted earnings (loss) per share attributable to Arlington Asset (1)	$5.38	$(22.34)

Weighted average shares - basic (in thousands) (1)	7,705	7,565

Weighted average shares - diluted (in thousands) (1)	7,895	7,565

(1)	Reflects the impact of 1-for-20 reverse stock split effective October 6, 2009.

ARLINGTON ASSET INVESTMENT CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts) (Unaudited)	Nine Months Ended September 30,
	2009	2008
REVENUES:
Capital markets	$81,075	$207,766
Principal investment:
Interest	7,600	70,867
Net investment income (loss)	15,754	(173,311)
Dividends	108	497
Other	—	3,095

Total revenues	104,537	108,914
Interest expense	3,656	70,895

Revenues, net of interest expense	100,881	38,019

NON-INTEREST EXPENSES:
Compensation and benefits	73,466	192,035
Professional services	12,871	33,401
Business development	13,139	24,368
Clearing and brokerage fees	5,950	10,857
Occupancy and equipment	13,573	26,051
Communications	8,964	18,046
Other operating expenses	10,099	19,107

Total non-interest expenses	138,062	323,865

Operating loss	(37,181)	(285,846)

OTHER INCOME (LOSS):
Loss on subsidiary share transactions	(10,028)	(189)
Gain on extinguishment of long-term debt	160,435	4,078
Other (loss) income	(11)	73,030

Income (loss) before income taxes	113,215	(208,927)

Income tax provision (benefit)	12,830	(28,903)

Net income (loss)	100,385	(180,024)

Less: Net loss attributable to the nonconrolling interest of consolidated subsidiary	(11,459)	(31,053)

Net income (loss) attributable to Arlington Asset shareholders	$111,844	$(148,971)

Basic earnings (loss) per share attributable to Arlington Asset (1)	$14.58	$(19.71)

Diluted earnings (loss) per share attributable to Arlington Asset (1)	$14.28	$(19.71)

Weighted average shares - basic (in thousands) (1)	7,673	7,557

Weighted average shares - diluted (in thousands) (1)	7,830	7,557

(1)	Reflects the impact of 1-for-20 reverse stock split effective October 6, 2009.

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars and shares in thousands, except per share amounts)

(Unaudited)

	30-Sep-09	31-Dec-08

ASSETS
Cash and cash equivalents	$13,299	$254,653
Receivables:
Interest	1,111	1,378
Other	60	32,571
Investments:
Mortgage-backed securities, at fair value	173,895	594,294
U.S. Treasury bonds, at fair value	—	550,000
Equity investments, at fair value	87,497	—
Trading securities, at fair value	—	17,954
Long-term and other investments	2,563	54,976
Derivative assets, at fair value	—	264
Intangible assets, net	—	8,943
Furniture, equipment, software and leasehold improvements, net	114	24,442
Prepaid expenses and other assets	4,786	20,816

Total assets	$283,325	$1,560,291

LIABILITIES AND EQUITY

Liabilities:
Repurchase agreements	$100,000	$1,063,040
Trading account securities sold but not yet purchased, at fair value	—	8,325
Derivative liabilities, at fair value	—	56
Interest payable	129	2,064
Accrued compensation and benefits	7,360	47,259
Due to clearing broker	—	3,009
Accounts payable, accrued expenses and other liabilities	22,041	38,925
Long-term debt	16,816	254,357

Total liabilities	146,346	1,417,035

Equity:
Common stock, 7,920 and 7,961 shares (1)	80	80
Additional paid-in capital (1)	1,505,787	1,494,642
Accumulated other comprehensive income (loss)	289	(118)
Accumulated deficit	(1,369,177)	(1,481,021)

Total Arlington Asset shareholders' equity	136,979	13,583

Noncontrolling interest	—	129,673

Total equity	136,979	143,256

Total liabilities and equity	$283,325	$1,560,291

Book value per share - Arlington Asset shareholder’s equity (1)	$17.84	$1.80
Book value per share - total equity (1)	$17.84	$18.95

Shares outstanding (in thousands) (1)	7,679	7,561

(1)	Reflects the impact of 1-for-20 reverse stock split effective October 6, 2009.